Exhibit 5.1

July 7, 2014

Actinium Pharmaceuticals, Inc.
501 5th Avenue, 3rd Floor
New York, New York 10017

Re:  Actinium Pharmaceuticals, Inc. Amended and Restated 2013 Stock Plan
        Actinium Pharmaceuticals, Inc. Amended and restated 2013 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to Actinium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale of up to 6,750,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the terms and in the manner set forth in the Actinium Pharmaceuticals, Inc. Amended and Restated 2013 Stock Plan  and Actinium Pharmaceuticals, Inc. Amended and Restated 2013 Equity Incentive Plan (collectively, the “Plans”), including the resale by certain selling stockholders of 3,532,239 Shares underlying outstanding options and restricted common stock previously granted under the Plans.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.

In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies.  We have also assumed that the offer and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the Plans.  We have further assumed that, upon the dates of exercise of the options under the Plans, the Company will have reserved sufficient authorized shares of Common Stock for issuance in exchange therefor, and that the awards issued under the Plans (i) will have been duly granted in accordance with the Plans, as applicable, (ii) will constitute the legal, valid and binding obligations of the Company, and (iii) subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors’ rights generally, will be enforceable as to the Company in accordance with the Plans.  As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, it is our opinion that the Shares have been duly authorized and, upon issuance and payment therefor in accordance with the terms of the Plans and the agreements or certificates issued thereunder, will be legally issued, fully paid and nonassessable.

The foregoing opinion is based upon and limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws, statutes, regulations or ordinances of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to said Registration Statement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

HISCOCK & BARCLAY, LLP

/s/ Hiscock and Barclay, LLP